PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Dollars in thousands)



                                                    March 31,       December 31,
                                                      1996             1995
                                                      ----             ----
                                                  (unaudited)

Short-term debt ............................     $     69,700            66,600
Current portion of long-term debt ..........           15,400            16,800
Long-term debt .............................          610,900           613,100
                                                   ----------        ----------
   Total debt ..............................          696,000           696,500
Minority interests in subsidiaries .........           75,200            73,300
Common shareholders' equity ................        2,676,300         2,677,700
                                                   ----------        ----------
   Total capitalization ....................     $  3,447,500         3,447,500
                                                   ==========        ==========

Ratio of total debt to total
 capitalization ............................             20.2%             20.2%
                                                   ==========        ==========